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                                                                   EXHIBIT 10.47


                              SEPARATION AGREEMENT


THIS SEPARATION AGREEMENT ("Agreement") is entered into by and between JEFFREY
R. RODEK ("Associate") and INGRAM MICRO INC., a Delaware corporation ("IMI"), in order to establish the basis for certain payments and benefits to be provided to Associate in connection with the termination of Associate's employment with IMI. In consideration of the mutual promises and agreements contained in this document, intending to be legally bound, Associate and IMI contract and agree as follows:

1. Resignation. Associate has resigned as an officer and employee of IMI effective as of October 11, 1999 (the "Resignation Date"). Associate acknowledges that after the Resignation Date he no longer will be an agent of IMI or any entity affiliated with IMI, and will have no authority to bind IMI or any such affiliate or act on behalf of IMI or any such affiliate as an officer or employee.

2. Salary Continuation. In consideration of Associate's continuing obligations under this Agreement, IMI will continue to pay Associate his current base salary for a period of 24 months from the Resignation Date (the "Salary Continuation Period"). Such payments will be made through IMI's normal payroll procedures and will be subject to applicable withholding requirements.

3. IMI Benefits/COBRA Coverage. Associate acknowledges that on the Resignation Date, he will cease to be qualified for the employee benefit plans to which he was entitled as an associate or employee of IMI. Associate will, however, have the rights of a terminated employee to convert and/or continue certain benefit coverages as provided in the respective benefit plans, including COBRA continuation rights for medical, dental and vision coverages. IMI will provide under separate cover further information to Associate regarding COBRA continuation coverage and other conversion and/or continuation rights. Notwithstanding the foregoing, IMI will pay directly or reimburse Associate for the cost of Associate's COBRA continuation coverage for a period of 18 months from the Resignation Date. However, coverage for long-term and short-term disability, and other benefits, including, without limitation, basic life insurance, AD&D insurance, supplemental life insurance, spouse/dependent insurance, dependent care spending account, employee stock purchase plan(s) and the IMI Thrift Plan, will end on the Resignation Date.

4.       Key Employee Stock Purchase Plan.

         a. Notwithstanding the provisions of Section 6(b)(i) of the Acquisition Agreement dated June 29, 1996 between IMI and Associate relating to Associate's purchase of shares of IMI Class B Common Stock under the IMI Key Employee Stock Purchase Plan (the "Purchased Shares Acquisition Agreement"), IMI shall not exercise its right to repurchase any of the Shares (as such term is defined in the Purchased Shares Acquisition Agreement) and will be permitted to exercise its repurchase rights only with respect to the Restricted Shares (as such


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         term is defined in the Purchased Shares Acquisition Agreement) owned by
         Associate, if any, as of the date of the any failure by Associate to perform such obligations. Except as modified hereby, the Purchased Shares Acquisition Agreement shall continue in full force and effect in accordance with its terms.

         b. Notwithstanding the provisions of Section 5(b)(i) of the Acquisition Agreement dated July 15, 1996 between IMI and Associate relating to the award by IMI to Associate of shares of IMI Class B Common Stock under the IMI Key Employee Stock Purchase Plan (the "Restricted Shares Acquisition Agreement"), the Restricted Stock (as such term is defined in the Restricted Shares Acquisition Agreement) shall not be forfeited to IMI for so long as Associate performs his obligations under this Agreement. Only such shares as constitute Restricted Stock as of the date of any failure by Associate to perform such obligations shall be forfeited. Except as modified hereby, the Restricted Shares Acquisition Agreement shall continue in full force and effect in accordance with its terms.

5. Stock Options. Notwithstanding the termination of Associate's employment with IMI or any contrary provisions in any plan or relevant agreement, Associate's currently existing unvested stock options and grants which are scheduled to vest at any time on or after the Resignation Date and prior to April 2, 2000, shall be deemed vested as of the Resignation Date. Associate shall have the right to exercise all such stock options and grants, as well as all of his presently vested stock options and grants, through the end of the Salary Continuation Period or such earlier date as any such options or grants would have expired per the terms of the underlying agreements for such options and grants if Associate had continued to be an employee of IMI throughout such period.

6. Non-disclosure. Associate acknowledges his obligation not to disclose, during or after employment, any trade secrets or proprietary and/or confidential data or records of IMI or its affiliates or to utilize any such information for private profit. Each of the parties hereto agrees that such party will not release, publish, announce or otherwise make available to the public in any manner whatsoever any information or announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, except as required by law or legal process, including, in the case of IMI, filings with the Securities and Exchange Commission. Associate agrees not to communicate with, including responding to questions or inquiries presented by, the media, employees or investors of IMI, its affiliates or any third party relating to the terms of this Agreement, without first obtaining the prior written consent of IMI. Notwithstanding the foregoing, Associate may make disclosure to his attorneys and financial advisors of the existence and terms of this Agreement provided that they agree to be bound by the provisions of this Paragraph 6. Each party agrees not to make statements or take any action to disparage, dissipate or negatively affect the reputation of the other with employees, customers, suppliers, competitors, vendors, stockholders or lenders of IMI, its affiliates or any third party.


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7.       Financial Planning/Tax Preparation. Through the Resignation Date,
         Associate shall continue to be eligible to receive the benefits of the financial planning program offered to IMI's senior executives. IMI shall also provide Associate with federal and state income tax return preparation assistance for the calendar year 1999 on the same terms as offered to IMI's other senior executives. The costs associated with both the financial planning program and the tax preparation assistance shall be considered as imputed income in a manner consistent with the treatment for other IMI senior executives.

8. Return of Property/Internet Access/Mail Forwarding. Associate acknowledges his obligation to promptly return to IMI all property of IMI in his possession including, without limitation, keys, SECUREID card, credit cards, cell phones, pagers, computers, office equipment, documents and files and instruction manuals on or before the Resignation Date, or earlier if so requested by IMI. Notwithstanding the foregoing, Associate shall be entitled to keep the following items and their related accessories: Toshiba laptop computer, Palm Pilot organizer, mobile phone, laser printer (home) and a Compaq personal computer (home). The fair value of all such equipment shall be considered imputed income to Associate. Such imputed income shall be "grossed up" assuming a combined federal and state tax rate of 48.2%. IMI shall maintain Associate's Internet access for a period of 30 days after the Resignation Date. After the Resignation Date, IMI shall forward all mail addressed to Associate to the most recent address provided by Associate to IMI pursuant to Paragraph 20.

9. Associate's Obligation's. In consideration of the payments, benefits and stock ownership rights to be received by Associate hereunder, Associate and IMI have further agreed as follows:

         a. Associate will not (i) directly or indirectly make known to any person, firm, corporation, partnership or other entity, any list, listing or other compilation or document, whether prepared or maintained by Associate, IMI or any of IMI's affiliates, which contains information that is confidential to IMI or any of its affiliates about their customers ("IMI Customers"), including but not limited to names and addresses, or (ii) at any time through the end of the Salary Continuation Period, call on or solicit, or attempt to call on or solicit, in either case with the intent to divert business or potential business from IMI or any of its affiliates, any of the IMI Customers with whom he has become acquainted during his employment with IMI or any of its affiliates, either for his own benefit or for the benefit of any other person, firm, corporation, partnership or other entity; provided, however, that the provisions of this Paragraph 9.a shall not apply to any activities by Associate in pursuit of business opportunities in the third party fulfillment business that do not violate Paragraph 9.c.

         b. Through the end of the Salary Continuation Period, Associate will not, and will use his best efforts not to permit any person, firm, corporation, partnership or other entity of which he is an officer or control person to, (i) knowingly solicit, entice, or persuade any individual who is an associate of IMI or any of its affiliates


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         at any time during the Salary Continuation Period (each such individual, an "IMI Associate") to leave the services of IMI or any of its affiliates for any reason, or (ii) solicit for employment, hire, or engage any present or future IMI Associate as an employee, independent contractor or consultant; provided, however, that Associate shall not be prohibited hereby from hiring, either himself or on behalf of his employer, Carol Curtis and Mike Sternad or any associate approved in advance by the Corporation's Chief Executive Officer, Worldwide Chief Financial Officer or General Counsel.

         c. Associate acknowledges that he has unique knowledge of IMI and its affiliates and unique knowledge of the computer and software sales and distribution industry. Based on his unique status, he agrees that through the end of the Salary Continuation Period, he will not be employed or hired as an employee or consultant by, or otherwise directly or indirectly provide services for, any of Tech Data, Merisel, Inacom, Pinacor, Globelle, Gates Arrow, CHS Electronics, Hallmark, Hamilton Avnet, Daisytek, Azerti, Azlan, Northamber, Tech Pacific, Synnex, Bell Micro, DSS and/or GE Capital Information Technology Solutions-North America, Inc., and any subsidiary or affiliate of these entities in a business or line of business conducted by any such entity which competes with any line of business conducted by IMI or any of its affiliates. Notwithstanding the foregoing, should Associate be employed by an entity that is not a subsidiary or affiliate of one of these entities at the time he commences such employment, but subsequently becomes a subsidiary or affiliate of, or becomes merged into, one of these entities on or before the end of the Salary Continuation Period, he shall not be deemed to be in breach of the provisions of this Paragraph 9.c due to such employment, provided that at the time he commenced his employment there had been no public announcement of an agreement pursuant to which his employer would become a subsidiary or affiliate of, or merged into, one of these entities or discussions that could lead to such an agreement and Associate had no knowledge of the existence of any such agreement or discussions. Associate further agrees that he will not own any interest in, provide financing to, be connected with, or be a principal, partner or agent of any such competitive distributor or aggregator; provided, he may own less than 1% of the outstanding shares of any such entity whose shares are traded in the public market.

         d. Provided that IMI is not in breach of its obligations under Paragraphs 2, 3, 4, or 5 of this Agreement, and subject to Associate's other commitments, upon request of IMI or any of its affiliates during the Salary Continuation Period, Associate will make himself available to provide reasonable assistance to IMI or any such affiliate and will use reasonable efforts to arrange his commitments so as to make himself available for such assistance on a basis which is consistent with the requests of IMI or any affiliates. Such assistance may include telephone conversations, correspondence, attendance and participation in meetings, transfer of knowledge or information regarding operational or other issues, litigation preparation and trials. During such period, IMI shall reimburse Associate for any our-of-pocket expense he may incur in connection with such assistance in accordance with IMI's reimbursement policies. After the end of the Salary Continuation Period, Associate shall use reasonable efforts, subject to his other


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         commitments, to continue to provide such assistance as requested by IMI and, in such event, shall be compensated at a rate per day (minimum charge, one-half day) commensurate with the daily rate he was earning based on his current base salary immediately prior to the Resignation Date.

         The running of the periods prescribed in this Paragraph 9 shall be tolled and suspended by the length of time Associate works in circumstances that a court of competent jurisdiction subsequently finds to violate the terms of this Agreement.

10. Rights in Event of Breach. In the event of Associate's breach of this Agreement (excluding breach of this Agreement due to death or total disability and provided that in the event of a breach of Paragraph 9.c or 9.d, such breach shall have continued for 15 days after the sooner of Associate's discovery thereof or receipt of notice from IMI thereof), in addition to all other rights and remedies to which IMI may be entitled by law or in equity, IMI shall have no obligation to make any further payments hereunder or permit any vested stock options to be exercised, and may purchase any remaining Restricted Shares under the Purchased Shares Acquisition Agreement and cause any remaining Restricted Stock under the Restricted Stock Acquisition Agreement to be forfeited. If Ingram exercises such right, Associate's obligations under Paragraph 9.c and 9.d shall terminate..

11. Injunctive Relief. Irreparable harm will be presumed if Associate breaches any covenant in this Agreement and damages may be very difficult to ascertain. In light of these facts, Associate agrees that any court of competent jurisdiction should immediately enjoin any breach of this Agreement upon the request of IMI, and Associate specifically releases IMI from the requirement of posting any bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law. The granting of injunctive relief by any court shall not limit IMI's right to recover any amounts previously paid to Associate under this Agreement or any damages incurred by it due to a breach of this Agreement by Associate.

12. Release by Associate. Effective immediately, Associate hereby fully, finally and irrevocably discharges IMI and each of its affiliates, and each present, former and future director, officer and employee of IMI and its affiliates and any parent, subsidiary, affiliate or shareholder thereof (the "IMI Released Parties") from all manner of claims, actions, causes of action or suits, in law or in equity, which Associate has or may have, known or unknown, against the IMI Released Parties, or any of them, by reason of any matter, cause or thing whatsoever, including any action arising from or during his employment with IMI and any of its affiliates, resulting from or relating to his employment or the termination thereof, or relating to his status as an officer, director, employee or participant in any employee benefit plan of IMI or any of its affiliates; provided, however, that the foregoing
         (a) is not intended to be, and shall not constitute, a release of any right of Associate to obtain indemnification and reimbursement of expenses from IMI or any of its affiliates with respect to claims based upon or arising from alleged or actual acts or omissions of Associate as an officer, director or employee of IMI or any of its affiliates to the fullest extent provided by law or in any applicable


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         certificate of incorporation, bylaw or contract, and (b) shall not release IMI from liability for violations of this Agreement after the date hereof. From and after the date hereof, Associate agrees and covenants not to sue, or threaten suit against, or make any claim against, any IMI Released Party for or alleging any of the claims, actions, causes of action or suits described above. Associate acknowledges that this release includes, but is not limited to, all claims arising under federal, state, local or foreign laws prohibiting employer discrimination and all claims growing out of any legal restrictions on the right of IMI or any of its affiliates to terminate its employees. Associate also specifically waives and releases all claims of employment discrimination and all rights available to him under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (ADEA), as well as all claims or rights under the California Fair Employment and Housing Act, or any similar law of any jurisdiction. Associate specifically agrees that he will not institute litigation in any forum, including any filing with any regulatory commission or agency, against any IMI Released Party based on any allegations or circumstances that are in any way connected with his employment or the termination of his employment with Ingram and its affiliates.

13. Release by Ingram. Effective immediately, IMI, on behalf of itself and its affiliates, releases and discharges Associate, his heirs, personal representatives, successors and assigns from all manner of claims, actions, causes of action or suits, in law or in equity, which any of them has or may have against Associate by reason of any matter, cause or thing whatsoever, including any action arising from or during his employment with IMI or any of its affiliates, resulting from the termination from such employment, or related to his status as an optionholder, officer, director, employee or participant in any employee benefit plan of IMI or any of its affiliates; provided, however, that the foregoing shall not include a release of Associate from liability to IMI or any of its affiliates for any claims based upon or arising from his violations of law, this Agreement, or his fiduciary duty of loyalty, as determined under Delaware law, to IMI and its affiliates. From and after the date hereof, IMI agrees and covenants not to sue, or threaten suit against, or make any claim against Associate for or alleging any of the claims, actions, causes of action or suits as discussed above. From and after the date hereof, IMI shall not take any action to limit the coverage to which Associate would otherwise be entitled under any directors or officers liability insurance policy which Ingram shall elect to maintain; provided, however, that nothing herein shall require IMI to maintain any such policy.

14. Waiver. Each of IMI and Associate hereby expressly waives and relinquishes all rights and benefits under Section 1542 of the California Civil Code which provides:

                  "Section 1542. General Release--Claim extinguished. A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."


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         Each of IMI and Associate understands and acknowledges that the significance and consequences of this waiver of Section 1542 of the Civil Code is that even if IMI or Associate, as the case may be, should eventually suffer damages arising out of Associate's employment relationship with IMI and its affiliates, or termination of such employment, such party will not be permitted to make any claim for those damages except as expressly permitted by this Agreement. Furthermore, each of IMI and Associate acknowledges that such party intends these consequences even as to claims for injuries and/or damages that may exist as of the date of this Agreement but which Associate or IMI, as the case may be, does not know exist, and which, if known, would materially affect such party's decision to execute this Agreement.

15. Sole Remedy. Associate agrees that, in the event IMI breaches any provision of this Agreement, his sole remedy for such breach shall be enforcement of the terms of this Agreement, or in the case of a breach of Paragraph 4, 5 or 6 hereof, at Associate's election, recovery of any provable damages as a result of such breach.

16. Right to Revoke. Associate acknowledges that he has the right to seek legal counsel, and was advised to seek such counsel, before entering into this Agreement. Associate shall have 45 days in which to execute and return this Agreement to IMI. Associate further understands he has the right to revoke this Agreement at any time within seven days of execution of this Agreement by written notice sent by certified mail and received by IMI prior to expiration of the seventh day, whereupon this Agreement shall be null and void as of its inception. In the event that Associate does not execute and return this Agreement within such 45 day period, the offer contained in this Agreement shall be revoked and IMI shall not be bound by any terms or conditions contained herein. IMI shall not be obligated to perform any of its obligations hereunder until such time as this Agreement has been finally accepted by Associate and his right to revoke his acceptance has lapsed.

17. Attorneys' Fees. In the event that either party hereto files suit to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs incurred therewith.

18. Definition of Affiliate. An "affiliate" of IMI for purposes of this Agreement shall include any corporation or business entity in which IMI owns, directly or indirectly, at least 15% of the outstanding equity interest.

19. Enforceability. If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to a particular circumstance, it shall nevertheless remain in full force and effect in all other circumstances.

20. Notices. Any notices, requests, demands and other communications required or permitted to be given or made hereunder shall be in writing and shall be deemed to have been duly given (a) on the date delivered if personally delivered, (b) on


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         the third day after deposit in the U.S. mail or with a reputable air courier service, properly addressed with postage or charges prepaid, or
         (c) on the date transmitted by telefax if the sender receives electronic confirmation of receipt of such telefax, to the address or telefax number of IMI or Associate, as the case may be, set forth on the signature page of this Agreement, or such other superseding address as provided by one party to the other in the manner provided in this Paragraph 20.

21. Governing Law/Venue. This Agreement shall be governed by California law and applicable Federal law, without regard to the choice or conflict of law provisions thereof. The venue for any lawsuit arising as a result of this Agreement shall be Santa Ana, California.

22. No Admission. Associate understands and agrees that the making of the promises contained in this Agreement is in no way an admission that IMI violated any Federal or state laws or regulations, or violated any other obligation it has or may have had to Associate. Rather, IMI is making these promises solely in exchange for Associate's promises to IMI.

23. Paragraph Titles. The paragraph titles used in this Agreement are for convenience only and do not define or limit the contents of any paragraph.

24. Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the heirs of Associate and the successors and assigns of IMI.

25. Entire Agreement. Except as specifically referenced herein, this instrument contains and accurately recites the complete and entire agreement among the parties, and it expressly terminates, cancels, and supersedes any and all prior agreements or understandings, if any, among the parties. This Agreement may not be modified except in writing signed by the parties.


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         Executed and delivered to Associate by IMI on October ____, 1999, and executed by Associate on the date set below.


                                             "Associate"

Date:
     --------------------------              -----------------------------------

                                             Jeffrey R. Rodek

                                             18 Sunpeak
                                             Irvine, CA 92612

                                             Telephone: (949) 509-1544
                                             Facsimile: (949) 854-6211



                                             "IMI"

                                             INGRAM MICRO INC.
                                             a Delaware corporation


Date:
     --------------------------              -----------------------------------

                                             Jerre L. Stead, Chairman and CEO

                                             Ingram Micro Inc.
                                             1600 E. St. Andrew Place
                                             Santa Ana, CA 92705

                                             Telephone: (714) 566-1000
                                             Facsimile: (714) 566-7604



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